Exhibit 10.1

SECOND AMENDMENT TO RESTRICTED STOCK AWARD DESCRIPTION

The award descriptions evidencing the restricted stock grants to you, dated as of November 25, 2001 and January 2, 2002, and as amended by the Amendment to Restricted Stock Award Description effective as of November 7, 2003 (as so amended, the “Grant Agreements”) by Providian Financial Corporation, a Delaware corporation (the “Company”), are hereby further amended as set forth below, effective as of the date of this amendment (the “Amendment”).  All capitalized terms used but not defined in this Amendment shall have the meanings set forth in the employment agreement dated as of November 25, 2001 between the Company and you.

1.             Notwithstanding any provision in any Grant Agreement to the contrary, the shares of restricted stock granted to you pursuant to the Grant Agreements that are scheduled to vest on November 25, 2004 (the “Restricted Stock”) shall not vest on such date and shall instead vest on June 30, 2005, subject to your continued employment with the Company.  Notwithstanding the foregoing, in the event that your employment is terminated by the Company without Cause, by you for Good Reason or by reason of your death or Disability, any Restricted Stock that you hold as of the date of such termination of employment shall vest in full.

2.             Except as amended by this Amendment, the terms of the Grant Agreements shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed and delivered by its duly authorized officer, and you have executed and delivered this Amendment, this 19th day of October 2004.

PROVIDIAN FINANCIAL CORPORATION

/s/ Richard A. Leweke
By:	Richard A. Leweke
Title:	Vice Chairman and Chief Human Resources Officer

JOSEPH W. SAUNDERS

/s/ Joseph W. Saunders